Exhibit 99.1

CSMG Technologies Announces Results of Shareholder Meeting and Proxy Vote; Status of Live Tissue Connect Subsidiary

CORPUS CHRISTI, Texas--CSMG Technologies, Inc. announced the status of current operations, milestones achieved during 2006 and goals for this year, at its January 3, 2007 shareholder meeting. Additionally, all proposals recommended by the Board in the proxy were approved by company shareholders.

The company’s presentation to shareholders included achievements realized during 2006, including project progress listed below, especially for its Live Tissue Connect (“LTC”) subsidiary:

•	Successful LTC Duct and Vessel sealer prototype completion-- first tissue welding product anticipated to be brought to surgical and healthcare markets
•	Currently completing second specialized prototype device for end-to-end and end-to-side intestine reconnection
•	Identified 13 different procedures requiring a unique device, thus providing 13 different licensing or marketing opportunities for LTC
•	Arranged and received a $2.75 million bridge loan from investment banking firm Empire Financial Group
•	Hired Frank D’Amelio, one of the leading U.S. medical device executives, as consultant to complete U.S. FDA, European CE Mark filings, and take LTC products to market
•	Retained one of the U.S. leading FDA compliance law firms to work on FDA and CE Mark regulatory filing
•	Currently completing agreements with U.S. medical device manufacturers to manufacture LTC devices for worldwide distribution
•	Negotiating with a number of medical device distributors for licensing opportunities
•	Negotiated a firm commitment to raise a minimum $5 million for an Initial Public Offering (IPO) of LTC from Empire Financial Group
•	29 U.S. and foreign patents are issued or pending

The presentation also reviewed the company’s business expectations for 2007, as listed below:

•	Completion of end-to-end and end-to-side intestine reconnection prototype expected to be completed by end of first quarter 2007
•	Expect to file with FDA by the end of the first quarter 2007
•	Expect to complete European CE Mark compliance by end of second quarter 2007
•	Expect to complete a LTC license agreement for Eastern Europe during the first quarter 2007
•	LTC Initial Public Offering anticipated mid-year 2007

Donald S. Robbins, president and CEO of CSMG, said “We at CTUM wish to thank the CTUM shareholders for their continued support of our company. We believe 2007 holds great promise for bringing our LTC products to market. We are enthusiastic over the prospects, and in particular, the opportunities that are quickly developing with the Tissue Welding Technology. Under Frank D’Amelio’s leadership we have quickly poised LTC for commercialization.”

Mr. D’Amelio added, “We have made significant progress in just the last 60 days. In this period of time, we developed a ‘go-to-production’ plan for the U.S. and European markets. We have received quotes from multiple companies who want to manufacture our unique tissue-welding generator and our first series of open tissue-fusing forceps. Our clinical procedures in the Ukraine have demonstrated the versatility of the technology and we have implemented active R&D projects in support of a robust new product pipeline. During the first quarter of 2007 we will start the manufacturing process, U.S. laboratory studies and ready our initial FDA 510k for submission.”

About CSMG Technologies’ Tissue Welding/Bonding Technology

Surgeons at 27 Ukraine hospitals and clinics are using the tissue welding/bonding technology in clinical trials. They have completed more than 7,000 human surgeries using more than 80 types of open and laparoscopic surgical procedures, demonstrating the technology is universal in its ability to repair soft biological tissue. These surgeries included lung, neuro-surgery, nasal septum, intestine, stomach, skin, gall bladder, liver, spleen, blood vessels, nerves, alba linea, uterus, bladder, gynecological, fallopian tube, ovary and testicles and dura-matter. Cosmetic surgeries conducted with this technology include breast reduction, breast implants, mastopexy and abdominal plasty. The procedure involves little or no scarring, while restoring the normal function of the body organ or tissue.

The technology was invented and developed at the internationally renowned E.O. Paton Institute of Electric Welding, National Academy of Sciences of Ukraine, Kiev, Ukraine, headed by Professor B.E. Paton. U.S. and Australia patents have been issued, a patent in the European Union has been approved, and additional U.S. and foreign patents are pending.

About CSMG Technologies, Inc.

CSMG Technologies is a technology management company that finances, owns, develops, licenses and markets innovative advanced technologies and business opportunities created in the Ukraine through a network of scientific institutes and private organizations. CSMG has three subsidiaries, Live Tissue Connect, Inc., CSMG Gastech, LLC and Anaerobic Farm Waste, Inc.

For further information on CSMG Technologies and its various subsidiaries, please visit our website at www.ctum.com.

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,’’ “would,’’ “will,’’ “expect,’’ “estimate,’’ “anticipate,’’ “believe,’’ “intend’’ and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

CSMG Technologies, Inc.
Donald S. Robbins, 361-887-7546
K. Bruce Jones, 770-955-0409
or
ROI Group Associates, Inc.
Michael Dodge, 212-495-0744
mdodge@roiny.com
DC1 30187205.3
Bob Giordano, 212-495-0201